Exhibit 4.3
DESCRIPTION OF REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

The following summary describes the common stock, $0.001 par value per share, of Zymergen Inc. (the “Company,” “we,” “us” and “our”), which is the only class of securities of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The following summary does not purport to be complete and is qualified in its entirety by reference to our amended and restated certificate of incorporation and amended and restated bylaws, each previously filed with the Securities and Exchange Commission and incorporated by reference as Exhibits 3.1 and 3.2, respectively, to the Annual Report on Form 10-K of which this Exhibit 4.3 is a part, as well as to the applicable provisions of the Delaware General Corporation Law (the “DGCL”).
General
Our authorized capital stock consists of 1,670,000,000 shares of capital stock, $0.001 par value, of which 1,500,000,000 shares are designated as common stock and 170,000,000 shares are designated as preferred stock.
Our common stock is listed on the Nasdaq Global Select Market under the trading symbol “ZY” and began trading on April 22, 2021. Prior to that date, there was no public trading market for our common stock.
There is no preferred stock outstanding.
Common Stock
The rights of the holders of the common stock are as described below:
Voting Rights. Each share of common stock is entitled to one vote upon any matter submitted to a vote of our stockholders, including the election of directors. Holders of the common stock will vote as a single class on all matters submitted to a stockholder vote, subject to any voting rights granted to holders of any preferred stock. Holders of the common stock are not entitled to any cumulative voting rights.
Dividend Rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor.
Rights upon Liquidation. In the event of our liquidation, dissolution or winding up, the holders of common stock and any participating preferred stock outstanding at that time are entitled to share ratably in all assets remaining after payment of outstanding debt and liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.
Other Rights. The holders of our common stock have no preemptive rights or other subscription rights. There are no conversion, redemption or sinking fund provisions applicable to the common stock.
Preferred Stock
Our board of directors has the authority to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption or repurchase, redemption or repurchase prices, liquidation preferences, restrictions and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders.
The issuance of preferred stock may have the effect of delaying, deterring or preventing a change in control of our company without further action by the stockholders and may adversely affect the voting and other rights of the holders of common stock.

Election and Removal of Directors; Vacancies
Our amended and restated certificate of incorporation provides that our board of directors will consist of between five and 16 directors. The exact number of directors will be fixed from time to time by resolution of the board. Directors will be elected by a plurality of the votes of the shares of our capital stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors, subject to rights of holders of any class or series of outstanding preferred stock to elect additional directors.
No director may be removed except for cause, and directors may be removed for cause only by an affirmative vote of shares representing not less than a majority of the shares then entitled to vote at an election of directors, subject to the rights that may be applicable to any outstanding preferred stock.
Any vacancy occurring on the board of directors and any newly created directorship may be filled only by a majority of the remaining directors then in office, subject to the rights that may be applicable to any outstanding preferred stock. These provisions would prevent a stockholder from increasing the size of our board of directors and then gaining control of our board of directors by filling the resulting vacancies with its own nominees. This could make it more difficult to change the composition of our board of directors and will promote continuity of management.
Staggered Board
Our directors will be divided into three classes serving staggered three-year terms. Class I, Class II and Class III directors will serve until our annual meetings of stockholders in 2022, 2023 and 2024, respectively. At each annual meeting of stockholders, directors will be elected to succeed the class of directors whose terms have expired. This classification of our board of directors could have the effect of increasing the length of time necessary to change the composition of a majority of the board of directors.
Limitation on Action by Written Consent
Our amended and restated certificate of incorporation provides that holders of our common stock will not be able to act by written consent without a meeting. This provision might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.
Stockholder Meetings
Our amended and restated certificate of incorporation and our amended and restated bylaws provide that special meetings of our stockholders may be called only by a majority of the directors. Our amended and restated certificate of incorporation and our amended and restated bylaws specifically deny any power of any other person to call a special meeting. This provision might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.
Amendment of Charter and Bylaws Provisions.
Any amendment of certain articles of our amended and restated certificate of incorporation and our amended and restated bylaws, including the above provisions, would require approval by holders of at least 66 2∕3% of the voting power of our then outstanding capital stock entitled to vote generally in the election of directors, voting as a single class.
These provisions could discourage potential acquisition proposals and could delay or prevent a change in control. These provisions are intended to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors and to discourage certain types of transactions that may involve an actual or threatened change of control. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares of common stock that could result from actual or rumored takeover attempts. Such provisions also may have the effect of preventing changes in our management or delaying or preventing a transaction that might benefit minority stockholders.
Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our amended and restated bylaws provide for advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our amended and restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.
Limitation of Liability of Directors and Officers
Our amended and restated certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except as required by applicable law, as in effect from time to time. Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:
•any breach of the director’s duty of loyalty to our company or our stockholders;
•any act or omission not in good faith or which involved intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; and
•any transaction from which the director derived an improper personal benefit.
As a result, neither we nor our stockholders have the right, through stockholders’ derivative suits on our behalf, to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above.
Our amended and restated certificate of incorporation also provides that, to the fullest extent permitted by law, we will indemnify any officer or director of our company against all damages, claims and liabilities arising out of the fact that the person is or was our director or officer, or served any other enterprise at our request as a director or officer. Amending this provision will not reduce our indemnification obligations relating to actions taken before an amendment.
Forum Selection
Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law unless we otherwise consent in writing to an alternative forum: (i) any derivative action or proceeding brought on behalf of us; (ii) any action asserting a claim of breach of fiduciary duty owed by, or otherwise wrongdoing by, any director, stockholder, officer or other employee of our company to us or our stockholders; (iii) any action asserting a claim arising pursuant to any provision of the DGCL or our amended and restated certificate of incorporation or bylaws (as each may be amended from time to time); (iv) any action to interpret, apply, enforce or determine the validity of the amended and restated certificate of incorporation or the bylaws (as each may be amended from time to time); or (v) any action asserting an internal corporate claim (as defined in Section 115 of the DGCL) or a claim otherwise implicating our internal affairs, except as to each of (i) through (v) above, any claim as to which the Court of Chancery determines that it does not have subject matter jurisdiction or there is an indispensable party not subject to the personal jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten (10) days following such determination), or which is statutorily vested in the exclusive jurisdiction of a court other than the Court of Chancery. For the avoidance of doubt, this provision would not apply to any direct action brought to enforce a duty or liability created by the Securities Act of 1933, as amended (the “Securities Act”) or any successor thereto or the Exchange Act. Furthermore, our amended and restated certificate of incorporation also provides that unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in our shares of capital stock shall be deemed to have notice of and consented to the foregoing forum selection provisions.
Our exclusive forum provision does not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder, and our stockholders will not be deemed to have waived our compliance with these laws, rules and regulations.

This choice of forum provision may limit a Company stockholder’s ability to bring a claim in a judicial forum that stockholder finds favorable for disputes with the Company or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims, although Company stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder. Alternatively, the enforceability of similar federal court choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find this type of provision to be inapplicable or unenforceable.
Delaware Takeover Statute
We are subject to Section 203 of the DGCL, an anti-takeover statute. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation’s voting stock. The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.
Stockholders owning individually or collectively, as of the date of instituting a derivative suit, at least 2% of the outstanding shares may maintain a derivative lawsuit to enforce the requirements that the board of directors will manage or direct our business and affairs in a manner that balances the pecuniary interests of the stockholders, the best interests of those materially affected by our conduct and the specific public benefits identified in our amended and restated certificate of incorporation.
Provisions of Our Certificate of Incorporation and Bylaws to be Adopted and Delaware Law That May Have an Anti-Takeover Effect
Provisions of the DGCL and our amended and restated certificate of incorporation and amended and restated bylaws could make it more difficult to acquire our company by means of a tender offer, a proxy contest or otherwise or to remove incumbent officers and directors. These provisions, summarized above, are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of these provisions outweigh the disadvantages of discouraging certain takeover or acquisition proposals because, among other things, negotiation of these proposals could result in an improvement of their terms and enhance the ability of our board of directors to maximize stockholder value. However, these provisions may delay, deter or prevent a merger or acquisition of us that a stockholder might consider is in its best interest, including those attempts that might result in a premium over the prevailing market price of our common stock.
Public Benefit Corporation Status
In connection with our initial public offering, we converted to a public benefit corporation incorporated in Delaware as a demonstration of our long-term commitment to our mission to displace the petrochemicals that pollute the Planet by designing, developing, and commercializing bio-based materials that deliver better performance than existing products, at attractive costs. We make products with broad applications and global reach that are safer for the people who manufacture them, healthier for the people who use them and better for the environment.
Public benefit corporations are intended to produce a public benefit and to operate in a responsible and sustainable manner. Under the DGCL, public benefit corporations are required to identify in their certificate of incorporation the public benefit or benefits they will promote. As provided in our amended and restated certificate of incorporation, our public benefit is: to displace the petrochemicals that pollute the Planet by designing, developing, and commercializing bio-based materials that deliver better performance than existing products, at attractive costs. We make products with broad applications and global reach that are safer for the people who manufacture them, healthier for the people who use them and better for the environment. Public benefit corporation directors have a duty to manage the affairs of the corporation in a manner that balances the pecuniary interests of the stockholders, the best interests of those materially affected by the corporation’s conduct and the specific public benefit or public benefits identified in the public benefit corporation’s certificate of incorporation. Public benefit corporations organized in Delaware are also required to publicly disclose at least biennially a report that assesses their benefit performance. In connection with this report, our board of directors is required to set objectives and standards to assess our benefit performance and to assess our performance based on those standards. While a Delaware public benefit corporation may provide in its certificate of incorporation that it will measure the corporation's benefit performance against an objective third-party standard, our certificate of incorporation does not contain that requirement.
Holders of our common stock have voting, dividend and other economic rights that are the same as the rights of stockholders of a corporation that is not designated as a public benefit corporation.
Subject to the amendment provisions in our amended and restated certificate of incorporation, stockholders representing a majority of the voting power of our then outstanding capital stock entitled to vote generally in the election of directors, voting as a single class, must vote to amend our amended and restated certificate of incorporation to delete or amend the requirements of our public benefit purpose.